UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Universal Stainless & Alloy Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

April 17, 2003

Dear Stockholders:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Universal Stainless & Alloy Products, Inc., to be held at 10:00 a.m., local time, on Tuesday, May 20, 2003, at the Southpointe Golf Club, Canonsburg, Pennsylvania 15317.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the Meeting. Please review them carefully.

YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend the Meeting, please take a few moments now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your presence by proxy is important to establish a quorum, and your vote is important for proper corporate governance.

Thank you for your interest in Universal Stainless & Alloy Products, Inc.

Sincerely,

Clarence M. McAninch

President and Chief Executive Officer

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2003

The Annual Meeting of Stockholders will be held on Tuesday, May 20, 2003 beginning at 10:00 a.m. at the Southpointe Golf Club, Canonsburg, Pennsylvania.

Only holders of the Company’s Common Stock at the close of business on March 28, 2003 will be entitled to vote at the Annual Meeting. A list of persons who were stockholders as of that date and time will be available at the meeting and during regular business hours for the ten days prior to the meeting for examination by any stockholder, at the Company’s executive offices, located at 600 Mayer Street, Bridgeville, PA 15017. Stockholders as of the record date may vote in person or by proxy. At the meeting we will:

1.	Elect a Board of Directors;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for 2003; and

3.	Attend to other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the two proposals outlined in this proxy statement.

This booklet includes the Universal Stainless & Alloy Products, Inc. proxy statement. Enclosed with this booklet are a proxy card and a return envelope that requires no postage if mailed within the United States. A copy of the Universal Stainless & Alloy Products, Inc. 2002 Annual Report to Stockholders is also enclosed.

By Order of the Board of Directors,

Paul A. McGrath

Vice President of Operations, General Counsel and Secretary

April 17, 2003

Proxy Statement

April 17, 2003

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

600 MAYER STREET

BRIDGEVILLE, PENNSYLVANIA 15017

PROXY STATEMENT

For 2003 Annual Meeting of Stockholders

BACKGROUND

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Universal Stainless & Alloy Products, Inc., a Delaware corporation (“Universal Stainless” or the “Company”), of proxies to be voted at this Annual Meeting of Stockholders. This Proxy Statement and form of proxy are first being sent or given to the stockholders on or about April 17, 2003. The cost of solicitation of proxies will be borne by Universal Stainless, including expenses incurred in connection with the preparation and mailing of the Proxy Statement. The solicitation will be by mail and may also be made personally and by telephone by directors, officers and employees of Universal Stainless, without any compensation, other than their regular compensation as directors, officers or employees. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Common Stock and Universal Stainless will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING PROCEDURES

Who May Vote

Universal Stainless Common Stockholders of record at the close of business on March 28, 2003 are entitled to vote at the Annual Meeting. Stockholders have one vote per share on each matter being voted on.

Voting Methods

Stockholders of record may complete, sign, date and return their proxy cards in the postage-paid envelope provided. If you do not mark any selections, your shares will be voted as recommended by the Board of Directors.

If you hold your shares in a broker, bank or other nominee account, you are a “beneficial owner” of Universal Stainless Common Stock. In order to vote your shares, you must give voting instructions to the “nominee holder” of your shares. Universal Stainless asks the nominee holders to obtain voting instructions from the beneficial owners of shares. Proxies that are transmitted by nominee holders on behalf of beneficial owners will be voted as instructed by the nominee holder.

Finally, you may vote in person if you attend the meeting.

We urge you to return the proxy card promptly.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Notifying the Secretary of Universal Stainless in writing that you have revoked your proxy;

•	Sending a revised proxy dated later than the earlier proxy; or

•	Voting in person at the Annual Meeting.

Quorum and Voting Information

A quorum is required to conduct business at the Annual Meeting. As of the record date, 6,284,638 shares of Universal Stainless Common Stock were issued and outstanding. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum.

Abstentions are counted in tabulations of the votes cast by stockholders on each proposal (other than with regard to the election of Directors) and will have the effect of a negative vote. Brokers who hold shares in street name for customers have the authority to vote only on certain routine matters in the absence of instruction from the beneficial owners. A broker non-vote occurs when the broker does not have the authority to vote on a particular proposal. Under applicable Delaware law, broker non-votes will not be counted for purposes of determining whether any proposal has been approved.

The affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors. With regard to the election of Directors, votes may be cast in favor or withheld; votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the election of Directors.

Confidential Voting Policy

Universal Stainless maintains a policy of keeping stockholder votes confidential.

PROPOSALS YOU MAY VOTE ON

1.    Election of Directors

There are four nominees for election this year. Detailed information on each nominee is provided under the heading “Nominees for Election as Directors.” All Directors are elected annually and serve a one-year term until the next Annual Meeting, or until their successors are duly elected and qualified. If any Director is unable to stand for re-election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original candidate will be cast for the substituted candidate.

The Board of Directors unanimously recommends a vote FOR each of the nominee directors.

2.    Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Accountants

The Audit Committee has recommended, and the Board has approved, the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent accountants for 2003. The Board has directed that the selection of the independent accountants be submitted for ratification by the stockholders at the Annual Meeting. PwC has served as our independent accountants since Universal Stainless’ inception in 1994. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

Stockholder ratification of the selection of PwC as Universal Stainless’ independent accountants is not required by Universal Stainless’ By-laws or otherwise. However, the Board of Directors is submitting the selection of PwC to the stockholders for ratification as a matter of what it considers to be good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will consider whether or not to retain PwC. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interest of Universal Stainless and its stockholders.

Audit services provided by PwC during 2002 included an audit and quarterly reviews of Universal Stainless’ consolidated financial statements, audits of certain employee benefit plan financial statements and a review of Universal Stainless’ Annual Report and certain other filings with the SEC and certain other governmental agencies. In addition, PwC provided various tax services to Universal Stainless during 2002.

Your Board unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP’s appointment as independent auditors for 2003.

NOMINEES FOR ELECTION AS DIRECTORS

Clarence M. McAninch, 67, has been President and Chief Executive Officer and a Director of Universal Stainless since July 1994. Mr. McAninch served as Vice President, Sales and Marketing, of the Stainless and Alloy Products Division of Armco Inc. from 1992 to 1994.

Douglas M. Dunn, 60, has been a Director of Universal Stainless since May 1997. Mr. Dunn is the managing partner of Dunn Associates, a partnership owning and managing real estate investments. Mr. Dunn was Dean of the Graduate School of Industrial Administration, Carnegie Mellon University, from July 1996 to June 2002. Prior to July 1996, Mr. Dunn was employed by AT&T for 26 years, most recently serving as Vice President of Visual Communications and Multimedia Strategy. Since November 1999, Mr. Dunn served on the board of Solutions Consulting Inc., a wholly owned subsidiary of Perot Systems. Mr. Dunn has served on the board of VocalTec, a voice over IP communications company since January 2000.

George F. Keane, 73, has been a Director of Universal Stainless since October 1994. Mr. Keane was the Chief Executive Officer of the Common Fund from 1971-1993 and the President of Endowment Advisers, Inc., since 1988. From 1993 to 1996, Mr. Keane served as President Emeritus and Senior Investment Advisor of both the Common Fund and Endowment Advisers, Inc. Mr. Keane currently serves on several other boards, including as a Director, Bramwell Funds, Inc., since August 1994; and Security Capital Real Estate Mutual Funds since November 1997; and Arlington Oil & Gas since June 2001; and as a Trustee for Nicholas-Applegate Investment Trust since January 1993.

Udi Toledano, 52, has been a Director of Universal Stainless since July 1994. Mr. Toledano has been the President of Millennium 3 Capital, Inc., a private investment company, since December 1999. Mr. Toledano was the President of Andromeda Enterprises, Inc., a private investment company, from December 1993 until December 1999. Since January 2000, he has managed Millennium 3 Opportunity Fund, a venture capital fund. Mr. Toledano has served on boards of both public and private companies in various fields, including technology, software and healthcare.

Unless individual stockholders specify otherwise, each returned

Proxy will be voted “FOR” the election to the Board of Directors of Universal Stainless of each of the four nominees named above.

THE BOARD OF DIRECTORS

The Board of Directors of Universal Stainless held four meetings during the 2002 fiscal year. During the 2002 fiscal year, the Audit Committee held three meetings and the Compensation Committee held two meetings. Each director attended at least 75% of the aggregate meetings of the Board of Directors and Committees of which he was a member. D. Leonard Wise resigned from the Board of Directors effective June 16, 2002.

Committees of the Board of Directors

The standing Committees of the Board of Directors are the Audit Committee and Compensation Committee. There is no standing Nominating Committee of the Board of Directors.

The Audit Committee currently consists of Mr. Keane as Chairman and Messrs. Dunn and Toledano. The Audit Committee reviews the scope and timing of services of Universal Stainless’ independent accountants. The Audit Committee reports on Universal Stainless’ financial statements following completion of the independent accountants’ audit, and Universal Stainless’ policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent accountants for the ensuing year. The Audit Committee held three meetings during 2002. In addition, the Chairman conducted quarterly reviews of the financial reports with management of the Company and PwC. The Board of Directors has adopted a written Charter for the Audit Committee which was attached to the Company’s Proxy Statement for its 2001 Annual Meeting.

The Compensation Committee currently consists of Mr. Dunn as Chairman, and Messrs. Toledano, Keane, and McAninch. The Compensation Committee reviews and authorizes the compensation and benefits of all officers of Universal Stainless, except the President (Mr. McAninch), reviews general policy matters relating to compensation and benefits of employees of Universal Stainless, and administers Universal Stainless’ Stock Incentive Plan. A subcommittee of the Compensation Committee currently consists of Mr. Dunn as Chairman and Messrs. Keane and Toledano. The subcommittee reviews and authorizes compensation and benefits for the President (Mr. McAninch) and stock options to be granted to officers of Universal Stainless. The Compensation Committee held two meetings during 2002 and the Compensation Subcommittee held one meeting during 2002.

Director Compensation

Members of the Board of Directors of Universal Stainless who are employed by Universal Stainless presently receive no additional remuneration for acting as Directors. Universal Stainless compensates its non-employee Directors at the rate of $15,000 per year, plus (as of 2003) $2,000 for each regular quarterly meeting of the Board of Directors attended (formerly $1,000 for each regular meeting attended). In addition, Universal Stainless reimburses Directors for reasonable out-of-pocket expenses incurred by them in connection with their attendance at Board of Directors and Committee meetings.

The members of the Board of Directors of Universal Stainless who also serve as members of the Audit Committee will receive $1,000 for each regularly scheduled Audit Committee meeting attended. Regularly scheduled Audit Committee meetings will be: two meetings in the first quarter of the year and one meeting in each of the remaining quarters of the year. Previously the Audit Committee members received no additional compensation for attending the Audit Committee Meetings.

Certain members of the Board of Directors of Universal Stainless are also eligible for the grant of options under the Stock Incentive Plan. Eligible Directors are Directors who are not employees of Universal Stainless and do not own in excess of 5% of outstanding Common Stock. Eligible Directors are granted options to purchase 10,000 shares per year of Common Stock in 2,500 increments. The options will be granted on May 31, August 31, November 30 and February 28 of each year. The per share exercise price will be equal to the fair market value of a share of Common Stock on the date the option is granted. Options granted to Eligible Directors will vest in three installments beginning on the first anniversary of the grant date at which time 33% of the options will vest and on the second anniversary date of the original grant date, at which time an additional 33% of the options will vest, and the remainder of the options will vest on the third anniversary of the original grant. Options granted to Eligible Directors will expire 10 years from the option grant date. All of the current Directors who are not employees of Universal Stainless are Eligible Directors.

If a non-employee Director ceases to serve as a Director of Universal Stainless, the options that have been previously granted to that Director and are vested as of the date of such cessation may be exercised, during the full term of the options, by the Director after the date that the Director ceases to be a Director of Universal Stainless. If a non-employee Director dies while a Director of Universal Stainless, the options that have been previously granted to that Director and that are vested as of the date of his or her death may be exercised by the administrator of the Director’s estate, or by the person to whom those options are transferred by will or the laws of descent and distribution. In no event, however, may any option be exercised after the expiration date of such option. Mr. Keane has received grants of options to purchase 130,000 shares of Common Stock of Universal Stainless since December 1994. Messrs. Dunn and Toledano have each received grants of options to purchase 70,000 shares of Common Stock of Universal Stainless since May 1997.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock of Universal Stainless, as of March 28, 2003, except as noted below, by (i) each stockholder known to Universal Stainless to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director of Universal Stainless, (iii) each of the named executive officers of Universal Stainless, and (iv) all Directors and executive officers as a group. As of March 28, 2003, 6,284,638 shares of Common Stock were issued and outstanding.

	BENEFICIAL OWNERSHIP (1)
Name	Number of Shares	Percent of Total
David L. Babson & Company Inc. (2)	426,200	6.78%
Dimensional Fund Advisors Inc. (3)	488,200	7.77%
Douglas M. Dunn (4)(5)	57,491	*
George F. Keane (4)(5)(6)	19,491	*
Clarence M. McAninch (4)(7)	296,876	4.69%
Paul A. McGrath (4)(7)	40,800	*
Pennant Capital Management, LLC (8)	555,690	8.84%
Putnam, LLC. (9)	457,780	7.28%
Udi Toledano (4)(5)(10)	197,719	3.12%
Richard M. Ubinger (4)(7)	48,800	*
All Executive Officers and Directors as a Group (6 Persons)	661,177	10.10%

*	Less than 1%.
(1)	For purposes of this table, “beneficial ownership” is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(2)	Address is: One Memorial Drive, Cambridge, MA 02142-1300. The information provided is based solely on a Schedule 13G as filed by David L. Babson & Company Inc., dated February 14, 2003.
(3)	Address is: 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. The information provided is based solely on a Schedule 13G as filed by Dimensional Fund Advisors Inc., dated February 3, 2003.
(4)	Address is: c/o Universal Stainless & Alloy Products, Inc., 600 Mayer Street, Bridgeville, PA 15017.
(5)	Includes options to purchase 17,491 shares of common stock for Mr. Keane, and 57,491 shares of Common Stock for each of Messrs. Dunn and Toledano that have vested or will vest within 60 days of the date of this proxy pursuant to Universal Stainless’ Stock Incentive Plan described under the caption “The Board of Directors—Director Compensation”.
(6)	Shares of Common Stock are owned by the Keane Family Trust, a living trust, of which Mr. Keane and his wife are sole trustees, and the survivor of them is the beneficiary.
(7)	Includes options to purchase 41,250, 39,500 and 47,500 shares of Common Stock for Messrs. McAninch, McGrath and Ubinger, respectively that have vested or will vest within sixty (60) days of the date of this proxy under options granted pursuant to Universal Stainless’ Stock Incentive Plan.
(8)	Address is: 40 Main Street, Chatham, NY 07928. The information provided is based solely on Schedule 13G as filed by Pennant Capital Management, LLC, dated February 13, 2003.
(9)	Address is: One Post Office Square, Boston, MA 02109. The information provided is based solely on Schedule 13G as filed by Putnam LLC, dated February 6, 2003.
(10)	Includes shares of Common Stock of Universal Stainless owned by Mr. Toledano’s wife and a certain trust for the benefit of their children.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning compensation paid or accrued by Universal Stainless and its subsidiaries, to or on behalf of Universal Stainless’ Chief Executive Officer and for each of the two most highly compensated executive officers of Universal Stainless (hereinafter referred to as the named executive officers) serving in such capacity at the end of the fiscal year ended December 31, 2002:

SUMMARY COMPENSATION TABLE (1)

		Annual Compensation			Long-term Compensation Awards Securities Underlying Options SAR (#) (3)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (2)		All Other Compensation ($) (4)
Clarence M. McAninch	2002	220,000	12,000	7,110		15,455
President and CEO	2001	211,346	125,000	7,110	25,000	15,455
	2000	205,000	90,000	7,110		15,455

Paul A. McGrath	2002	145,000	12,000			1,200
Vice President Operations,	2001	138,807	75,000		10,000	1,200
General Counsel and Secretary	2000	119,442	40,000			1,200

Richard M. Ubinger	2002	142,000	12,000			1,200
Vice President of Finance,	2001	137,211	75,000		10,000	1,200
Chief Financial Officer and Treasurer	2000	131,162	40,000			1,200

(1)	As to columns omitted in the Summary Compensation Table, the answer is none.
(2)	The amounts represent reimbursement for the payment of taxes for Mr. McAninch related to life insurance in which the beneficiary is his spouse. The dollar value of perquisites paid to the named executive officer does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.
(3)	Represents securities, underlying options, granted under the Stock Incentive Plan.
(4)	For 2002, represents (i) contributions to Universal Stainless 401(k) retirement plan of $1,200 for Messrs. McAninch, McGrath and Ubinger and (ii) the dollar value of the benefit to Mr. McAninch of life insurance premiums paid by Universal Stainless for term life insurance for Mr. McAninch of $14,255. For 2001, represents (i) contributions to Universal Stainless’ 401(k) retirement plan of $1,200 for Messrs. McAninch, McGrath and Ubinger and (ii) the dollar value of the benefit to Mr. McAninch of life insurance premiums paid by Universal Stainless for term life insurance for Mr. McAninch of $14,255. For 2000, represents (i) contributions to Universal Stainless’ 401(k) retirement plan of $1,200 for Messrs. McAninch, McGrath and Ubinger; (ii) the dollar value of the benefit to Mr. McAninch of life insurance premiums paid by Universal Stainless for term life insurance for Mr. McAninch of $14,255.

Stock Options

The following table contains information concerning the grant of stock options for the fiscal year ended December 31, 2002 to the named executive officers:

There were no stock options granted to Executive Officers in the fiscal year ended December 31, 2002.

Fiscal Year End Option Values (1)

Name	Number of Securities Underlying Unexercised Options at December 31, 2002 Exercisable/Unexercisable (#)	Value of Unexercised In-the-Money Options at December 31, 2002 (2) Exercisable/Unexercisable ($)
Clarence M. McAninch	41,250/18,750	0/0
Paul A. McGrath	39,500/7,500	0/0
Richard M. Ubinger	47,500/7,500	0/0

(1)	No options were exercised in 2002 by any of the named Executive Officers.
(2)	Represents the “value” of unexercised options calculated by subtracting the exercise price per share from $6.05, which was the closing price of a share of the Company’s Common Stock on December 31, 2002, as reported by NASDAQ.

Employment Agreements

On November 15, 1998, Clarence M. McAninch entered into a one-year employment agreement with Universal Stainless for the position of President and Chief Executive Officer. Mr. McAninch’s employment may be automatically extended for one-year periods at Universal Stainless’ option. Mr. McAninch’s employment agreement provides for a base annual salary of $200,000 and a customary benefits package, which may be increased annually at the discretion of the Board of Directors. The employment agreement of Mr. McAninch prohibits him from (i) competing with Universal Stainless for one year following his termination of employment with Universal Stainless and (ii) disclosing confidential information or trade secrets in any unauthorized manner. Universal Stainless has a keyman life insurance policy in effect, of which Universal Stainless is the sole beneficiary, on the life of Mr. McAninch providing $2.0 million in coverage. Mr. McAninch may be eligible for an amount equal to 18 months salary determined at the then-current base annual salary rate upon a change of control of Universal Stainless.

On January 1, 1998, each of Paul A. McGrath and Richard M. Ubinger, entered into employment agreements with Universal Stainless for the positions of Director, Employee Relations, General Counsel and Secretary, in the case of Mr. McGrath, and Chief Financial Officer and Treasurer, in the case of Mr. Ubinger. Mr. McGrath’s and  Mr. Ubinger’s employment agreements provide for a base annual salary of $95,000 and $113,700, respectively, which may be increased at the discretion of the Board of Directors, the Compensation Committee or the President of Universal Stainless. Mr. McGrath and Mr. Ubinger may be eligible for an amount equal to one year base salary upon a change of control of Universal Stainless.

REPORT ON EXECUTIVE COMPENSATION

Introduction

The Compensation Committee of the Board of Directors (the “Committee”) is composed of Messrs. Dunn (Chairman), Keane, McAninch and Toledano, all of whom are Directors of Universal Stainless. The Committee is responsible for the establishment and oversight of Universal Stainless’ executive compensation programs. The following report of the Committee discusses generally Universal Stainless’ executive compensation objectives and policies and their relationship to Universal Stainless’ performance in 2002. A subcommittee of the Compensation Committee currently consists of Mr. Dunn as Chairman and Messrs. Keane and Toledano. The subcommittee reviews and authorizes compensation and benefits for the President (Mr. McAninch) and stock options to be granted to officers of Universal Stainless. The Compensation Committee held two meetings during 2002 and the Compensation subcommittee held one meeting during 2002.

Executive Compensation Philosophy and Objectives

Universal Stainless’ executive compensation programs are designed to attract, retain and motivate highly effective executives and to reward sustained corporate and individual performance with an appropriate base annual salary and incentive compensation. Universal Stainless seeks to increase management ownership of Universal Stainless and to link executive compensation with stockholder value, achievement of business objectives and corporate profitability. Each year, the Committee conducts a review of Universal Stainless’ executive compensation programs for appropriateness and competitiveness.

Universal Stainless’ compensation philosophy is to compensate its executive officers at market-competitive levels for achieving planned performance. Market comparisons include general industry norms, metals companies, and a select group of capital-intensive companies that are approximately the same size as Universal Stainless. More emphasis is placed on general industry than the steel industry norms. The comparative market group is a representative sample of organizations used in the performance graph below, but is not identical due to limitations on available data.

Compensation Program Components

Consistent with Universal Stainless’ executive compensation objectives, Universal Stainless’ compensation for its senior management, including Clarence M. McAninch, Universal Stainless’ Chief Executive Officer, consists of three components: an annual base salary, an annual incentive award and long-term incentive awards. During the year ended December 31, 2002, and currently, Universal Stainless’ compensation of its senior executives consisted of cash bonuses, tied to executive performance, position level and/or continuing employment, and ownership of Universal Stainless’ Common Stock. Universal Stainless encourages stock ownership to create in management a true ownership point of view and further to align executive and stockholder interests. Executives have received, or are currently eligible to receive, stock option awards based on their individual performances.

Annual Base Salary.    Base salaries for executive officers are determined with reference to a salary range for each position. Salary ranges are determined by evaluating a particular employee’s position and comparing it with what are believed to be representative prevailing norms for similar positions in similarly-sized companies. Within this salary range, an executive’s initial salary level is determined largely through Committee judgment, based on the experience of its members. Salaries are set at a level to attract, retain and motivate superior executives. The Committee determines annual salary adjustments based on Universal Stainless’ performance, the individual executive’s contribution to that performance, prevailing industry norms and the Committee members’ knowledge and experience. Other than Messrs. McAninch, Ubinger, and McGrath, no officer of Universal Stainless received an annual base compensation in excess of $100,000 for the year ended December 31, 2002.

Annual Incentive Awards.    The executive officers are eligible to receive an annual bonus that is intended to provide additional compensation for significant and outstanding achievement during the past year. Messrs. McAninch, McGrath and Ubinger may be eligible for a performance-based annual bonus, in each case up to a maximum amount that equals the executive’s base annual salary.

Long-term Incentive Awards.    Long-term incentive compensation is provided by the grant of options to purchase shares of Common Stock of Universal Stainless under the Stock Incentive Plan. In considering the awards, the Committee takes into account such factors as prevailing norms for the ratio of options outstanding to total shares outstanding, the effect on maximizing long-term stockholder value, and vesting and expiration dates of each executive’s outstanding options.

Other

Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”) limits the annual deduction that a publicly-held corporation may take for certain types of compensation paid or accrued with respect to certain executives to $1 million per year per executive. The Compensation Committee has determined that it is unlikely that it would require Universal Stainless to pay any amounts in 2003 that would result in the loss of a federal income tax deduction under Section 162(m) of the Code, and accordingly, has not recommended that any special actions be taken or plans or programs be revised at this time in light of such tax law provision.

The Compensation Committee

Douglas M. Dunn (Chairman)	Udi Toledano
George F. Keane	Clarence M. McAninch (non-participating as to his own compensation)

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

See “The Board of Directors—Committees of the Board of Directors” for a discussion of the composition of the Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (“the Committee”) is composed of three members, each of whom are independent, as defined under the applicable rules of the National Association of Securities Dealers listing standards as currently in effect, and operates under a written charter adopted by the Board of Directors which was attached to the Company’s Proxy Statement for its 2001 Annual Meeting of Stockholders. The Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. No changes to the Charter have been recommended since its adoption.

The Committee recommends to the Board of Directors the selection of the Company’s independent accountants. The Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal control and external audit processes.

The Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP, required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed with that firm its independence from the Company.

Based on the foregoing review and discussions and relying thereon, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission (the “SEC”).

This report is not to be deemed “solicitation material” or filed with the SEC or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

The Audit Committee

George F. Keane (Chairman)

Douglas M. Dunn

Udi Toledano

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors appointed PwC as independent public accountants to audit the consolidated financial statements of the Company for the year ended December 31, 2002. Representatives of PwC will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

During 2002, PwC billed the Company $115,000 for professional services rendered by it for the audit of the Company’s annual financial statements for its 2002 fiscal year and the reviews of the Company’s financial statements included in its forms 10-Q for such fiscal year.

Financial Information Systems Design and Implementation Fees

During 2002, PwC did not provide the Company with any professional services related to financial information systems design and implementation as defined in applicable financial reporting regulations.

All Other Fees

During 2002, PwC billed the Company $53,000 for professional services rendered for all other services, which related primarily to providing the Company with employee benefit plan audits, and income tax consulting, planning and return preparation projects. The Audit Committee has considered that the provision of these services is compatible with maintaining PwC’s independence.

PERFORMANCE MEASUREMENT COMPARISON*

Rules and regulations of the Securities and Exchange Commission require the presentation of a line graph comparing from December 31, 1997 through December 31, 2002 the yearly percentage change in Universal Stainless’ cumulative stockholder return to (i) the cumulative total return of a broad market equity index and (ii) the cumulative return of either a published industry index or a self-constructed group of peer issuers that Universal Stainless believes is relevant to a comparative understanding of its performance.

The peer group selected by Universal Stainless includes the following companies: Allegheny Technologies, Inc., Carpenter Technology Corp. and The Timken Company (collectively, the “Peer Group”).

The Peer Group consists of a number of publicly-traded companies that have some similarity to Universal Stainless. In particular, the Peer Group companies are all involved in the distribution and/or manufacture of specialty metal products in the United States, and each Peer Group company has a division or unit that competes with Universal Stainless. The operating results of members of the Peer Group are generally readily available to the public. The graph assumes that $100.00 was invested on December 31, 1997 and that all dividends were reinvested.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

AMONG UNIVERSAL STAINLESS

NASDAQ MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON DEC. 31, 1997

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2002

*	The material in this graph is not “solicitation material”, is not deemed filed with the SEC, and is not incorporated by reference in any filing of Universal Stainless under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing. The information in the graph has been provided by Media General Financial Services.

	12/31/1997	12/31/1998	12/31/1999	12/29/2000	12/31/2001	12/31/2002
Universal Stainless	100.0	51.72	46.55	50.86	57.24	41.72
Peer Group	100.0	61.41	62.95	52.73	54.61	37.74
NASDAQ Market Index	100.0	141.04	248.76	156.35	124.64	89.94

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain officers of Universal Stainless and its Directors, and persons who beneficially own more than 10% of any registered class of Universal Stainless’ equity securities, to file reports of ownership in such securities and changes in ownership with the SEC, the NASDAQ National Stock Market and Universal Stainless.

Based solely upon Universal Stainless’ review of the reports and representations provided to it by persons required to file reports under Section 16(a), Universal Stainless believes that during 2002, all of the Section 16(a) filing requirements applicable to Universal Stainless’ reporting officers, directors and greater than 10% beneficial owners were properly and timely satisfied except for two Form 4 filings each for Messrs. Dunn, Keane and Toledano relating to two separate stock option grants for each of them.

STOCKHOLDER PROPOSALS

If a stockholder intends to present a proposal at the 2004 Annual Meeting, other than through inclusion of such proposal in Universal Stainless’ proxy materials for that meeting, the stockholder must deliver to the Secretary of Universal Stainless at its principal executive office written notice of such proposal no later than December 18, 2003. If Universal Stainless does not receive notice by the required date and such proposal is presented at the 2004 Annual Meeting, management proxies may use their discretionary voting authority with respect to such proposal.

OTHER MATTERS

The Board of Directors and management know of no matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. However, if any other business is properly brought before the meeting or any adjournment thereof, the proxy holders will vote in regard thereto in accordance with their best judgment, insofar as such proxies are not limited to the contrary.

By Order of the Board of Directors,

Paul A. McGrath

Vice President Operations, General Counsel and Secretary

Bridgeville, Pennsylvania

April 17, 2003

PROXY     UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.    PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON MAY 20, 2003

The undersigned hereby appoints Clarence M. McAninch and Douglas M. Dunn, and each of them, with full power of substitution, proxies to vote all shares of common stock, $.001 par value, of Universal Stainless & Alloy Products, Inc., a Delaware corporation (the “Company”), for which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Southpointe Golf Club, Canonsburg, Pennsylvania 15317, on May 20, 2003, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. YOU MAY REVOKE THIS PROXY AT ANY TIME BY FORWARDING TO THE COMPANY A SUBSEQUENTLY DATED PROXY RECEIVED BY THE COMPANY PRIOR TO THE TAKING OF A VOTE ON THE MATTERS HEREIN.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES “FOR” EACH OF THE FOLLOWING:

1.	Election of the following nominees as Directors: Douglas M. Dunn, George F. Keane, Clarence M. McAninch, Udi Toledano

For all nominees	Withhold for all nominees	Withhold for the following only: (Write the names of the nominee(s) in the space below)
☐	☐

2.	Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Accountants for 2003.

FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN PROMPTLY.

3.	OTHER MATTERS: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.

   THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH.

Note: Please print and sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner should sign the Proxy. If a corporation, please sign as full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

Date                                                                          , 2003

Signature (title, if any)

Signature (if held jointly)

The shares represented by this Proxy will be voted in the manner directed, and if no instructions to the contrary are indicated, will be voted FOR the election of the named nominees and approval of the proposals set forth in the Notice of the Annual Meeting of Stockholders.